EXHIBIT 99.3

MEMORANDUM

TO:	All Employees

FROM:	Willy

DATE:	June 8, 2012

RE:	Walker & Dunlop to Acquire CWCapital

Today is a big day in Walker & Dunlop’s history.  This morning we announced that we have entered into an agreement to acquire CWCapital, a wonderful firm that has been a significant competitor of ours for years.

This acquisition will make Walker & Dunlop the second largest multifamily lender in the United States and:

•                  doubles our direct origination sales force;

•                  expands our geographic footprint;

•                  doubles our servicing portfolio to over $33 billion with almost $70 million of annual servicing revenue;

•                  facilitates the creation of proprietary capital; and

•                  makes Walker & Dunlop the largest Fannie Mae DUS lender, 3rd largest Freddie Mac Seller Servicer and 6th largest HUD/FHA lender in the country.

As you can see, this transaction nearly doubles the size of our company overnight and dramatically accelerates our progress toward becoming the premier commercial real estate finance company in the United States.

I would like to spend a moment telling you about CWCapital and why we are so excited about this transaction.  Founded in 1972, CWCapital has been a premier mortgage origination company thanks to their exceptional management and talented people.  As we underwrote this transaction, it was very clear that CWCapital’s client relationships, credit discipline and overall corporate culture are very similar to Walker & Dunlop’s.  Michael Berman, Don King and Jeff Goodman, along with many other members of the CWCapital team, have built a great company that we are privileged to acquire and work with in the coming years.  It should be noted that the deal teams from both companies put this transaction together in 3 weeks due to our shared excitement and appreciation for the opportunity to leverage our strengths and create an industry leader.

It is important to understand what we are acquiring in this transaction.  We are buying CWCapital, the Fannie Mae, Freddie Mac and FHA origination and primary servicing platform of CW Financial Services, along with the associated servicing contracts.  We are not acquiring CW Financial Services, which is one of the largest special servicers in the United States.  Both CWCapital and CW Financial Services are owned by Fortress Investment Group, a NY-based private equity firm.  Fortress is expected to receive approximately 64% of the purchase price for CWCapital in Walker & Dunlop common stock, a strong endorsement of our company, management team and strategy.

I expect you have many questions about what this means for you and Walker & Dunlop.  The very quick and direct answer as it relates to your job today is nothing.  Although we have signed a definitive agreement to acquire CWCapital, it will take another 90-120 days for the transaction to close.  It will be business as usual at Walker & Dunlop while we begin working on the many integration initiatives that will take effect once the deal closes. Once the transaction closes we will integrate the 2 firms, ensuring nothing gets in the way of meeting Walker & Dunlop’s and CWCapital’s clients’ high expectations.

Bethesda will remain our headquarters.  We will work to determine which resources from CWCapital’s headquarters in Needham, MA will stay in Needham or come to Bethesda.  CWCapital has excellent people and we want to make sure that Walker & Dunlop benefits from the combined resources of the 2 firms.

As I have said many times before, our growth would not be possible if it were not for the contributions each of you make at Walker & Dunlop every day.  This transaction is a direct result of all of our collective success.  I would like to extend a special thank you to the small group that has worked around the clock to get us to today — Aaron, Howard, Debbie, Rich, Richard, Greg, Michelle, Michael, Dan, Mike, Claire, Donna, Susan, Carole and Paula.  As I mentioned previously, this transaction came together over 3 fast and activity-packed weeks.  This small group underwrote, structured and prepared for the announcement of this deal all while executing their day jobs flawlessly.  Thank you!

Attached is a Q&A that hopefully answers many of your immediate questions.  We will be holding an All Company Meeting today at 10:00 AM to provide more information and answer your questions. Please send Paula Phillips questions in advance to help ensure we address your concerns.  We will also be hosting a call with investors this morning at 8:30 AM.  We encourage you to listen to the conference call through our website.

More information on the transaction and CWCapital can be found in the press release put out this morning and in a presentation posted on Walker & Dunlop’s Investor Relations website.  Over the coming months, we will provide frequent updates on the transaction and integration efforts.

Given the sensitive nature of this transaction, please abide by our Policy on Inside Information and Insider Trading.  You may direct policy questions to Rich Lucas and all external inquiries to Claire Harvey.

Congratulations to everyone!  This is a seminal moment in our company’s 75-year history.

Willy

Rule 14a-12 Legend

Walker & Dunlop (the “Company”) and its directors and officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company relating to the issuance of the Company’s shares in connection with the acquisition of CWCapital LLC. Information about the directors and executive officers of the Company and their ownership of the Company’s shares is set forth in the definitive proxy statement for the Company’s 2012 annual meeting of stockholders, filed by the Company with the SEC on April 26, 2012, and in the Company’s statements of changes in beneficial ownership filed on Form 4.

Investors can obtain more information when the proxy statement relating to stockholder approval of the Company’s issuance of shares in connection with the acquisition of CWCapital becomes available.  This proxy statement, and any other documents filed by the Company with the Securities and Exchange Commission (the “SEC”), may be obtained free of charge at the SEC’s website at www.sec.gov or the Company’s website at www.walkerdunlop.com. Investors should read the proxy statement carefully, when it becomes available, before making any voting decision because it will contain important information.